Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-160301, 333-149933, 333-147151, 333-144129, 333-46834, 33-63429, and 333-180355 on Form S-8 of our reports dated October 22, 2015, relating to the consolidated financial statements of Apollo Education Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apollo Education Group, Inc. for the year ended August 31, 2015.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
October 22, 2015